EXHIBIT 21.1

                              PATRON SYSTEMS, INC.

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                           SUBSIDIARIES OF THE COMPANY
                               AS OF MAY 20, 2005

                                    JURISDICTION OF
NAME                                 ORGANIZATION             PARENT                   LINE OF BUSINESS
---------------------------------   ---------------     --------------------     -----------------------------
Entelagent Software Corp.              California       Patron Systems, Inc.     Information Security Software
LucidLine, Inc.                         Illinois        Patron Systems, Inc.      Internet Access and Remote
                                                                                   Data Back-Up and Storage
Complete Security Solutions, Inc.       Delaware        Patron Systems, Inc.     Information Security Software
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